Exhibit 99.1

Aetherium Acquisition Corp. Announces

Change of Special Meeting Date

GREENWICH, Conn., June 13, 2025 (GLOBE NEWSWIRE) – Aetherium Acquisition (the “SPAC” or the “Company”), a publicly-traded special purpose acquisition company, today announced that its Special Meeting (“Meeting”), previously scheduled at 8:30 a.m. Eastern Time on June 13, 2025, has been postponed to 8:30 a.m. Eastern Time on June 27, 2025, and the redemption right deadline has been postponed to 5:00 p.m. Eastern Time on June 25, 2025.

The record date for the Meeting remains May 9, 2025. No changes have been made to the proposals to be voted on by shareholders at the Meeting. Shareholders of the Company who have previously submitted their proxy and who do not want to change their vote do not need to take any action.

On May 23, 2025, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and on June 3, 2025, the Company filed a revised definitive proxy statement with the SEC, each in connection with its solicitation of proxies for the Meeting. Before making any voting decision, investors and shareholders of the company are urged to read the definitive proxy statement (including any amendments or supplements thereto) and other documents the company files with the sec carefully in their entirety when they become available as they will contain important information. Investors and shareholders will be able to obtain free copies of the definitive proxy statement (including any amendments or supplements thereto) and other documents filed or that will be filed with the SEC through the web site maintained by the SEC at www.sec.gov.

About Aetherium Acquisition Corp.

Aetherium Acquisition Corp. is a blank check company formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Efforts to identify a prospective target business will not be limited to a particular business, industry sector, or geographical region. However, it intends to focus on companies in Asia (excluding China).

Forward-looking Statements

This press release contains statements that may constitute “forward-looking statements,” including with respect to Aetherium’s pursuit of an alternative business combination. No assurance can be given that Aetherium will successfully seek and consummate such an alternative business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Aetherium, including those set forth in the Risk Factors section of Aetherium’s public filings with the Securities and Exchange Commission. Copies are available on the SEC’s website, www.sec.gov. Aetherium undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.

Participants in the Solicitation

The Company and its directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the Meeting. Investors and shareholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and officers in the Proxy Statement, which may be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Meeting proposals. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contact:

For investors:

Crocker Coulson, CEO, AUM Media

+1 (646) 652-7185

crocker.coulson@aummedia.org;

Info@aetheriumcapital.com